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EXHIBIT II
__________

IBM CREDIT CORPORATION
STATEMENT RE COMPUTATION OF RATIOS
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                   (dollars in thousands)

                             FOR THE YEAR ENDED DECEMBER 31:
                               1998      1997      1996      1995      1994
                           __________  ________  ________  ________  ________
Fixed Charges:
Interest expense             $611,206  $538,560  $436,109  $394,572  $306,125

Approximate portion of rental
  expense representative of
  the interest factor             239       283       479       507     2,780
                           __________  ________  ________  ________  ________

Total fixed charges           611,445   538,843   436,588   395,079   308,905

Net earnings                  308,765   283,893   271,082   230,475   250,589

Provision for income taxes    200,748   163,215   176,122   149,455   162,703
                           __________  ________  ________  ________  ________

Earnings before income
  taxes and fixed charges  $1,102,958  $985,951  $883,792  $775,009  $722,197
                           ==========  ========  ========  ========  ========

Ratio of earnings to fixed
  charges                        1.83      1.83      2.02      1.96      2.34
                                 ====      ====      ====      ====      ====


















































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